Exhibit 10.20

A.T. MASSEY COAL COMPANY, INC.

SUPPLEMENTAL BENEFIT PLAN

Amended and Restated Effective January 1, 2009

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I DEFINITIONS		1

1.01.	Actuarial Equivalent	1
1.02.	Affiliate	1
1.03.	Beneficiary	2
1.04.	Board	2
1.05.	Code	2
1.06.	Committee	2
1.07.	Company	2
1.08.	Credited Service	2
1.09.	Delayed Retirement Date	2
1.10.	Disability or Disabled	2
1.11	Disability Retirement Date	3
1.12.	Early Retirement Date	3
1.13.	Eligible Employee	3
1.14.	Normal Retirement Age	3
1.15.	Normal Retirement Date	3
1.16.	Participant	3
1.17.	Pension Plan	3
1.18.	Plan	4
1.19.	Qualified Preretirement Survivor Annuity	4
1.20.	Retirement and Retire	4
1.21.	Separation from Service	4
1.22	Surviving Spouse or Spouse	5

ARTICLE II PARTICIPATION		5

ARTICLE III BENEFITS		5

3.01.	Amount of Benefit	5
3.02.	Timing and Form of Payment	6
3.03.	Disability	7
3.04.	Death Benefits	8
3.05.	Six Month Delay in Payment Commencement to Participants	8

ARTICLE IV GUARANTEES		8

ARTICLE V TERMINATION OF EMPLOYMENT		9

5.01.	Termination of Employment	9

i

5.02.	Vesting and Benefit Entitlement	9
5.03.	Reemployment	9

ARTICLE VI TERMINATION, AMENDMENT OR MODIFICATION OF PLAN		10

6.01.	Amendment or Termination	10
6.02.	Notice Requirement	10
6.03.	Limitation on Amendment, Termination, etc.	10
6.04.	Effect of Plan Termination	10

ARTICLE VII OTHER BENEFITS AND AGREEMENTS		11

ARTICLE VIII RESTRICTIONS ON TRANSFER OF BENEFITS		11

ARTICLE IX ADMINISTRATION OF THE PLAN		11

9.01.	The Committee	11
9.02.	Indemnification of the Committee	11
9.03.	Powers of the Committee	12
9.04.	Information	12
9.05.	Claims Procedure	12

ARTICLE X MISCELLANEOUS		12

10.01.	Binding Nature	12
10.02.	Governing Law	12
10.03.	Use of Masculine and Feminine; Singular and Plural	12
10.04.	No Guarantee of Employment	12
10.05.	Deferred Compensation Plan Omnibus Provision	13

ARTICLE XI ADOPTION		13

ii

INTRODUCTION

The Board of Directors of A.T. Massey Coal Company, Inc. adopted the Supplemental Benefit Plan effective January 1, 1995, amended it effective November 22, 2000 and January 1, 2006 and amended and restated it effective January 1, 2009 as set forth herein. The Board has determined that the Plan assists A.T. Massey Coal Company in attracting and retaining those employees whose judgment, abilities and experience will contribute to its continued progress. The purpose of the Plan is to provide a benefit for those employees whose benefits under the Company’s Pension Plan are limited by the application of sections 415 and 401(a)(17) of the Code and who are selected by the Committee to participate in the Plan.

The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” (as such phrase is used in the Employee Retirement Income Security Act of 1974 as amended). The Plan must be administered and construed in a manner that is consistent with that intent.

The terms of the Plan as amended and restated herein are effective January 1, 2009, unless otherwise stated herein.

ARTICLE I

DEFINITIONS

The following phrases or terms have the indicated meanings:

1.01.	Actuarial Equivalent

Actuarial Equivalent means a benefit of equivalent value based on the factors and assumptions employed in determining actuarial equivalencies to the normal form of benefit under the Pension Plan.

1.02.	Affiliate

Affiliate means (i) any entity that is a member of a controlled group of corporations as defined in Code Section 1563(a), determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(c), of which the Company is a member according to Code section 414(b); (ii) an unincorporated trade or business that is under common control with the Company as determined according to Code Section 414(c); (iii) a member of an affiliated service group of which the Company is a member according to Code section 414(m); or (iv) any entity that is required to be aggregated with the Company according to Section 414(o).

1.03.	Beneficiary

Beneficiary means the person, persons, entity, entities or the estate of a Participant, which in accordance with the provisions of the Pension Plan, is entitled to receive benefits under the Pension Plan on account of the Participant’s death.

1.04.	Board

Board means the Board of Directors of A.T. Massey Coal Company, Inc.

1.05.	Code

Code means the Internal Revenue Code of 1986, as amended, and, to the extent not inconsistent therewith, regulations and other guidance issued thereunder.

1.06.	Committee

Committee means the Executive Benefit Committee appointed by the Board which shall, in accordance with the provisions of Article IX hereof, be responsible for the management and administration of the Plan.

1.07.	Company

Company means A.T. Massey Coal Company, Inc.

1.08.	Credited Service

Credited Service shall have the same meaning such term has under the Pension Plan as in effect on January 1, 2009.

1.09.	Delayed Retirement Date

Delayed Retirement Date means the first day of the month coinciding with or next following the Participant’s Separation from Service for any reason other than death after his Normal Retirement Date, provided the Participant has at least five (5) years of Credited Service.

1.10	Disability or Disabled

Disability or Disabled shall have the same meanings such terms have under the Pension Plan as in effect on January 1, 2009.

1.11.	Disability Retirement Date

Disability Retirement Date means the date of the Participant’s Separation from Service on account of his Disability before his death or Early Retirement Date, provided the Participant has at least ten (10) years of Credited Service.

1.12	Early Retirement Date

Early Retirement Date means the first day of the month coinciding with or next following the Participant’s Separation from Service for any reason other than death before his Normal Retirement Date and on or after the first day of the month coincident with or next following the date on which the Participant attains age fifty-five (55), provided the Participant has at lest five (5) years of Credited Service.

1.13.	Eligible Employee

Eligible Employee means an individual who (i) is employed by the Company or an Affiliate; (ii) is a member of management or is a highly compensated employee; and (iii) whose Pension Plan benefits are limited by Code sections 415 or 401(a)(17) or both.

1.14.	Normal Retirement Age

Normal Retirement Age means the age which the Participant must attain to reach “Normal Retirement Age” within the meaning of the Pension Plan as in effect on January 1, 2009.

1.15.	Normal Retirement Date

Normal Retirement Date means the first date of the month coinciding with or next following the Participant’s attaining his Normal Retirement Age, provided the Participant has at least five (5) years of Credited Service.

1.16.	Participant

Participant means an Eligible Employee who is designated by the Committee to participate in the Plan in accordance with Article II. An individual shall remain a Participant only so long as the individual remains an Eligible Employee and his designation as a Participant has not been revoked or rescinded by the Committee.

1.17.	Pension Plan

Pension Plan means the Coal Company Employees’ Pension Plan through October 1, 2001. On and after October 1, 2001 (when the Coal Company Employees’ Pension Plan was amended and restated, and renamed, as the Massey Energy Retirement Plan), Pension Plan means the “Coal Company Plan” component of the Massey Energy Retirement Plan for “Coal Company Participants” (as defined therein) unless otherwise expressly provided herein. The Massey Energy Retirement Plan includes several component plans, including the “Coal Company Plan” component, the “Central Appalachian Plan” component, and the “MERP” component.

Effective November 22, 2000, Pension Plan includes the Mingo-Pike Employees’ Pension Plan with respect to the Eligible Employees who are employed by the Company or an Affiliate on or after November 22, 2000.

1.18.	Plan

Plan means the A.T. Massey Coal Company, Inc. Supplemental Benefit Plan as amended and restated hereafter.

1.19.	Qualified Preretirement Survivor Annuity

Qualified Preretirement Survivor Annuity means the monthly benefit payable to the Surviving Spouse, if any, for the life of the Surviving Spouse on the death of a Participant prior to his Disability Retirement Date and Retirement calculated consistent with the methodology for a Qualified Preretirement Survivor Annuity described in the Pension Plan as in effect on January 1, 2009.

1.20.	Retirement and Retire

Retirement and Retire mean the Participant’s Separation from Service for any reason other than death with the Company and all Affiliates on or after his Early Retirement Date or Normal Retirement Date, as applicable, except as provided in Article V of the Plan.

1.21.	Separation from Service

(a) Separation from Service means the Participant dies, retires or otherwise has a termination of employment with the Company and all Affiliates. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, of if longer, so long as the Participant retains the right to reemployment with the Company or an Affiliate under an applicable statute or by contract. For purposes of the Plan, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed terminated on the first date immediately following such six (6)-month period.

(b) Whether a termination of employment has occurred is based on whether the facts and circumstances indicate that the Company and its Affiliates and Participant reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) months (or the full period of service to the Company and its Affiliates if the Participant has been providing services to the Company and its Affiliates less than thirty-six (36) months).

(c) If the Participant provides services both as an employee as an independent contractor of the Company or an Affiliate, the Participant must separate from service both as an employee and as an independent contractor to be treated as having separated from service. If the Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have separation from service until the Participant has ceased providing services in both capacities.

(d) Notwithstanding the foregoing, if the Participant provides services both as an employee of the Company and an Affiliate and as a member of the board of directors of the Company or an Affiliate, the services provided as a director will not be taken into account in determining whether the Participant has a separation from service as an employee for purposes of this Plan provided the Plan is not aggregated with any other plan in which the Participant participates as a director.

1.22.	Surviving Spouse or Spouse

Surviving Spouse or Spouse means the person to whom the Participant was legally married on his Disability Retirement Date, Retirement or death, as applicable.

ARTICLE II

PARTICIPATION

An Eligible Employee who is designated to participate in the Plan by the Committee shall become a Participant in the Plan as of the date specified by the Committee. A Participant shall continue to participate until such date as the Committee declares he is no longer a Participant or until the date that he is no longer an Eligible Employee.

ARTICLE III

BENEFITS

3.01.	Amount of Benefit

A Participant shall be entitled upon Retirement to a monthly Retirement benefit which is equal to the Actuarial Equivalent (determined as a straight life annuity) of the difference between (a) and (b) below where:

(a) equals the Pension Plan benefit that would have been payable to the Participant under the Pension Plan at that time, but for the limits set forth in Code section 401(a)(17) and 415, if applicable, and

(b) equals the benefit that the Participant is entitled to receive under the Pension Plan at that time assuming the Participant had a Separation from Service and commenced receipt of his benefits under the Pension Plan.

With respect to any Participant who is a participant in the Mingo-Pike Employees’ Pension Plan, the amount in (a) above shall be determined assuming such Participant participated in the “Coal Company Plan” component of the Massey Energy Retirement Plan (including the “Central Appalachian Plan” component thereof), as determined by the Committee, and the amount in (b) above is the Actuarial Equivalent (using the factors and assumptions set forth in the “Coal Company Plan” component or the “Central Appalachian Plan” component, whichever is applicable) of the Participant’s account balance under the Mingo-Pike Employees’ Pension Plan as of the date of determination.

Notwithstanding any other provision in the Plan, if the Participant is provided special benefit provisions relating to the calculation of his monthly Retirement benefit under the Plan in an employment or similar agreement between the Participant and the Company or any of its Affiliates where the Employment Agreement is either approved by the Compensation Committee or Board of Directors of Massey Energy Company if the Participant is an executive officer of Massey Energy company or is approved by the Board of Directors of the Company if the Participant is not an executive officer of Massey Energy Company (an “Approved Employment Agreement”), the applicable provisions of such Approved Employment Agreement shall be incorporated by reference into the Plan and applied in determining the amount of the Participant’s monthly Retirement benefit or other applicable entitlements under the Plan. Any Approved Employment Agreement shall be scheduled on the attached Exhibit II.

3.02.	Timing and Form of Payment

(a) Except as provided in Section 3.02(b) and subject to Section 3.05, the payment of any benefit to a Participant under this Article shall begin as of the first day of the month coinciding with or next following the later of the Participant’s Retirement or his attaining age fifty-five (55). Notwithstanding the forgoing, the Committee may permit the Participant (i) to make an election within thirty (30) days after he is first designated as a Participant to the extent permitted by Code Section 409A and/or (ii) make an election pursuant to the transition rule under Code Section 409A not later than December 31, 2008 (which election under (ii) shall be effective January 1, 2009), pursuant to which the Participant can elect to receive payment commencing on the first day of the month coinciding with or next following the later of the date on which the Participant Separates from Service or the Participant’s Normal Retirement Date, subject to Section 3.05.

(b) Subject to Section 3.05 and with the consent of the Committee, a Participant may make an irrevocable election to defer commencement of his benefit for a period of not less than five (5) years from the date such payments would otherwise have been paid (or in the case of an annuity, five (5) years from the date the first amount is scheduled to be paid), so long as (i) the election is made not less than twelve (12) months prior to the date the payment is scheduled to be paid (or in the case of an annuity, twelve (12) months from the date the first amount is scheduled to be paid), (ii) such election does not take effect until at least twelve (12) months after the date on which the election is made, and (iii) the deferral will not provide for a commencement date that falls after the date the Participant attains age seventy and one-half (70  1/2). When making the election, a Participant must elect a date certain on which the payments will commence as soon as administratively practicable in accordance with the procedures established by the Committee.

(c) The normal form of benefit payable under the Plan is a single life annuity. Notwithstanding the foregoing, a Participant may elect one of the alternative forms of payment set forth below

(i) Joint and Last Survivor Option that provides monthly payments for the life of Participant with a survivor annuity (in the form of monthly payments) for the life of the Participant’s Beneficiary which is either fifty percent (50%), seventy-five percent (75%) or one hundred percent (100%) of the amount of the annuity payable during the life of the Participant; or

(ii) Ten Year Certain Option that provides for monthly payments for the Participant’s lifetime, guaranteed for a total of ten (10) years. In the event the Participant dies before the end of the ten (10) year period, payments shall continue to his Beneficiary until the end of the ten (10) year period.

(d) A Participant may elect at any time to change the form of benefit among the single life annuity, the various joint and last survivor annuity options and the ten year certain option, provided the election is made before the date the first amount is scheduled to be paid.

(e) Benefits not payable in the form of a single life annuity or commencing prior to what would have been the Participant’s Normal Retirement Date must be the Actuarial Equivalent of a single life annuity and reduced to reflect early commencement based on the factors and assumptions employed under the Pension Plan. Benefits that are to commence after the Participant’s Normal Retirement Date will be increased on an Actuarially Equivalent basis, using the applicable factors and rules employed under the Pension Plan. All of the forms of benefit must be Actuarially Equivalent to the single life annuity.

3.03.	Disability

Subject to Section 3.05, a Participant shall be entitled upon his Disability Retirement Date to receive a benefit calculated in the same manner as set forth in Sections 3.01 and 3.02 based on the years of Credited Service earned by the Participant as of such date (as if the Participant’s Disability Retirement Date were the Participant’s Early Retirement Date) and paid in the same manner as set forth in Sections 3.01 and 3.02 (with the delay required by Section 3.05, as applicable). Notwithstanding the foregoing, in the event that the Participant either : (i) has elected to commence payment upon the later of the first day of the month coinciding with or next following his Retirement or his Normal Retirement Date pursuant to Section 3.02(a) or (ii) has elected to defer commencement to a date certain that is not less than five (5) years from the date such payment would otherwise have been paid pursuant to Section 3.02(b), the commencement date of the Participant’s benefit under this Section 3.03 shall be in accordance with Participant’s applicable election, subject to Section 3.05.

3.04.	Death Benefits

(a) If a Participant dies prior to his applicable benefit commencement date under Section 3.02 (taking into account any delay required by Section 3.05), and if he has attained a vested or nonforfeitable interest in his Plan benefit pursuant to Section 5.02 hereof, the Participant’s Surviving Spouse will be entitled to receive a Qualified Preretirement Survivor Annuity commencing as of the first day of the month coinciding with or next following (i) the date of the Participant’s death if he attained age fifty-five (55) on or before the date of his death or (ii) the date on which the Participant would have attained age fifty-five (55) if he dies prior to age fifty-five (55). The amount of the Qualified Preretirement Survivor Annuity will be calculated as set forth in Plan section 3.01 and 3.02 and based on the years of Credited Service earned by the Participant as of his death.

(b) If a Participant dies after his benefit commencement date under Section 3.02 (taking into account any delay required by Section 3.05), benefits will continue to be paid in accordance with the form of payment at commencement of the benefit.

3.05.	Six Month Delay in Payment Commencement to Participants

Notwithstanding anything to the contrary in the foregoing, effective January 1, 2009, if a Participant is entitled to benefits under this Plan upon a Separation from Service, then no payments may be made hereunder to the Participant before the first day of the month coinciding with or next following the date which is six (6) months after the Participant’s Separation from Service for any reason other than death or, if earlier, his date of death. All such amounts which would have otherwise (but for this Section) been required to be paid to the Participant during such six (6) months or, if earlier, the Participant’s death, shall be paid in one lump payment (without interest) on the first day of the month coinciding with or next following the date which is six (6) months after the Participant’s Separation from Service for any reason other than death or, if earlier, the Participant’s death. Any other payments scheduled to be made after such period shall be made at the same times otherwise designated herein disregarding the delay for payments required pursuant to this Section 3.05. This provision is intended to comply with the “specified employee” rule of Code Section 409A and shall be interpreted accordingly.

ARTICLE IV

GUARANTEES

The Company has only a contractual obligation to pay the benefits described in Article III. All benefits are to be satisfied solely out of the general corporate assets of the Company which shall remain subject to the claims of its creditors. No assets of the Company will be segregated or committed to the satisfaction of its obligations to any Participant or Beneficiary under this Plan.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.01.	Termination of Employment

Except as provided in section 5.02 below, a Participant who ceases to be an Eligible Employee or whose employment with the Company and its Affiliates is terminated either with or without cause or for any reason whatsoever, and is not otherwise entitled to receive a benefit pursuant to Article III of the Plan, shall immediately cease to be a Participant under this Plan and shall forfeit all rights under this Plan. Further, except as provided in section 5.02 below, in no event shall an individual who was a Participant but is not a Participant at the time of such individual’s death, Retirement or Disability Retirement Date, be entitled to any benefit under the Plan. A Participant on authorized leave of absence from the Company or an Affiliate shall not be deemed to have terminated employment or lost his status as an Eligible Employee for the duration of such leave of absence.

5.02.	Vesting and Benefit Entitlement

A Participant’s right to a benefit under this Plan shall be fully vested and nonforfeitable after the completion of five (5) years of Credited Service. If a Participant Separates from Service prior to attaining age fifty-five (55) but after the completion of five (5) years of Credited Service, he shall be entitled to a benefit calculated in the same manner as set forth in Sections 3.01 and 3.02 based on the years of Credited Service earned by the Participant as of such date (as if the date of the Participant’s Separation from Service were the Participant’s Early Retirement Date) will be paid in the same manner as set forth in Sections 3.01 and 3.02 (with the delay required by Section 3.05, as applicable), but in no event prior to date that would have been his first available Early Retirement Date (assuming he had not Separated from Service). If the Participant dies before his applicable benefit commencement date under Section 3.02 (taking into account any delay required by Section 3.05), his Surviving Spouse will be entitled to receive a Qualified Preretirement Survivor Annuity as provided in Section 3.04.

5.03.	Reemployment

A Participant who ceases to be an employee of the Company or an Affiliate and who is subsequently reemployed by the Company or an Affiliate shall not accrue any additional benefits on account of such later service for periods in which he is not a Participant and any benefits to which Participant became entitled on his earlier termination of employment shall commence or continue to be paid as otherwise set forth in the Plan.

ARTICLE VI

TERMINATION, AMENDMENT OR MODIFICATION OF PLAN

6.01.	Amendment or Termination

Except as otherwise specifically provided, the Company reserves the right to terminate, amend or modify this Plan, wholly or partially, at any time and from time to time. Such right to terminate, amend or modify the Plan shall be exercised by the Board.

6.02.	Notice Requirement

(a) Plan section 6.01 notwithstanding, no action to terminate the Plan shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than thirty (30) days prior to such action.

(b) Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company such notice shall be addressed to it at 4 North Fourth Street, Richmond, Virginia 23219; addressed to the attention of the Senior Vice President and General Counsel. If notice is to be given to a Participant, such notice shall be addressed to the Participant’s last known address.

6.03.	Limitation on Amendment, Termination, etc.

The rights of the Company set forth in Plan section 6.01 are subject to the condition that the Board or its delegate shall take no action to terminate the Plan or decrease the benefit that has commenced prior to the effective date of the amendment or termination or would become payable if the Participant terminated for any reason (other than for cause) including death, on such effective date. Additionally, no such amendment or termination shall be effective to the extent it is not permitted by Code Section 409A.

6.04.	Effect of Plan Termination

Except as provided in Plan sections 6.01 and 6.03 and in the following sentence, upon the termination of this Plan by the Board, the Plan shall no longer be of any further force or effect, and neither the Company, any Affiliate nor any Participant shall have any further obligation or right under this Plan. Likewise, the rights of any individual who was a Participant and whose designation as a Participant is revoked or rescinded by the Committee shall cease upon such action except with respect to benefits that have accrued for such individual as of the date of revocation or rescission, provided that such individual has satisfied the requirement of Plan section 5.02 at the time of revocation or rescission. Notwithstanding the foregoing, no amounts may be distributed under the Plan earlier than the time otherwise permitted by Code Section 409A.

ARTICLE VII

OTHER BENEFITS AND AGREEMENTS

The benefits provided for a Participant and his Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Company for its employees, and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company in which a Participant is participating.

ARTICLE VIII

RESTRICTIONS ON TRANSFER OF BENEFITS

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Committee, shall cease and terminate, and, in such event, the Committee may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Committee may deem proper.

ARTICLE IX

ADMINISTRATION OF THE PLAN

9.01.	The Committee

The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee may adopt such rules and regulations as may be necessary to carry out the purposes hereof. The Committee’s interpretation and construction of any provision of the Plan shall be final and conclusive.

9.02.	Indemnification of the Committee

The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of membership on the Committee, excepting only expenses and liabilities arising out of a member’s own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

9.03.	Powers of the Committee

In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify the amount and kind of benefits from time to time payable to Participants and their Beneficiaries under the Plan, to authorize all disbursements for such purposes, and to determine whether a Participant is entitled to a benefit under the Plan.

9.04.	Information

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

9.05.	Claims Procedure

The benefit claims review procedure set forth in the Pension Plan, as amended from time to time, is incorporated herein by reference and made applicable to the Plan.

ARTICLE X

MISCELLANEOUS

10.01.	Binding Nature

The Plan shall be binding upon the Company, any participating Affiliates and its successors and assigns; subject to the powers set forth in Article VI, and upon a Participant, his or her Beneficiary, and either of their assigns, heirs, executors and administrators.

10.02.	Governing Law

To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the Commonwealth of Virginia (including its choice of law rules, except to the extent those rules would require the application of the law of a state other than Virginia) as in effect at the time of their adoption and execution, respectively.

10.03.	Use of Masculine and Feminine; Singular and Plural

Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.

10.04.	No Guarantee of Employment

The Plan does not in any way limit the right of the Company or an Affiliate at any time and for any reason to terminate the Participant’s employment or such Participant’s status as an Eligible Employee. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company or an Affiliate and a Participant.

10.05	Deferred Compensation Plan Omnibus Provision

It is intended that any compensation, benefits and other remuneration to be provided pursuant to or in connection with this Plan which is considered to be nonqualified deferred compensation subject to Code Section 409A shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. The Committee is authorized to amend the Plan or any election under the Plan as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with Code Section 409A.

It is specifically intended that all elections, consents and modifications thereto under the Plan will comply with the requirements of Code Section 409A (including any transition or grandfather rules thereunder). The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements of Code Section 409A (including any transition or grandfather rules thereunder).

ARTICLE XI

ADOPTION

The Company has adopted this Plan pursuant action taken by the Board.

As evidence of its adoption of this restatement of the Plan, A.T. Massey Coal Company, Inc. has caused this document to be signed by the below named authorized person, this 23RD day of December, 2008, effective January 1, 2009.

A.T. MASSEY COAL COMPANY, INC.

By:	/s/ John M. Poma
Name:	John M. Poma
Title:	Vice President - Human Resources

EXHIBIT I

PARTICIPANTS IN THE A.T. MASSEY COAL COMPANY, INC.

SUPPLEMENTAL BENEFIT PLAN

February 20, 1995

Donald L. Blankenship

L. Ellis Dusenbury, Jr.

Jerry E. Eyster

James L. Gardner

Bennett K. Hatfield

Wynston D. Holbrook

David C. Hughart

Oren E, Kitts

E. Drexel Short

James D. Slater

Thomas J. Smith

Stanley C. Suboleski

James S. Twigg

Baxter F. Phillips

October 8, 1997

Dennis R. Hatfield

Richard M. Hendrick

Richard D. Zigmond

John C. Adkins

Charles I. Bearse III

March 19, 1998

Michael C. Allen

Berry Hale

Jeffrey A. Wilson

March 29, 2001

Roger L. Nicholson

EXHIBIT II

APPROVED EMPLOYMENT AGREEMENT SCHEDULE

1. That certain Retention and Change in Control Agreement, effective as of November 1, 2005, made between Massey Energy Company and Baxter F. Phillips, Jr., which provides in section 3.7 thereof special provisions relating to the Plan, is hereby designated as an Approved Employment Agreement for purposes of the Plan. The applicable provisions of such Approved Employment Agreement (capitalized terms are defined in the Employment Agreement) are as follows:

3.7 Pension Credit, The following rules shall apply in determining creditable service and compensation taken into account in determining covered compensation and average compensation for benefit accrual purposes under the defined benefit provisions of the Company’s non-qualified supplemental benefit plan (currently known as the A. T. Massey, Inc, Supplemental Benefit Plan). Multiple rules may apply depending on the circumstances, but no compensation shall be taken into account more than once. In each case, the annual salary paid pursuant to Section 3.1 (to the extent not otherwise taken into account) shall be considered compensation taken into account in determining covered compensation and average compensation when paid.

(a) In the event Executive’s employment by the Company continues through November 1, 2008, the annual bonus (if any) paid to Executive in 2006 for 2005, the annual bonus(es) paid (if any) in 2007 and 2008 under Section 3.2, and the long-term cash incentive bonus paid under Section 3.5 shall be considered compensation taken into account in determining covered compensation and average compensation when paid.

(b) In the event Executive’s employment by the Company terminates prior to November 1, 2008 for any reason, the annual bonus (if any) paid to Executive in 2006 for 2005, and the annual bonus(es) paid (if any) in 2007 and 2008 under Section 3.2 shall be considered compensation taken into account in determining covered compensation and average compensation when paid.

(c) In the event either (i) Executive’s employment by the Company terminates prior to November 1, 2008 on account of death or Disability or (ii) an actual Change in Control occurs prior to November 1, 2008 during Executive’s continued employment by the Company, the long-term cash incentive bonus paid under Section 3.5 shall be considered compensation taken into account in determining covered compensation and average compensation when paid.

(d) In the event Executive’s employment by the Company terminates during the Term of Employment under circumstances which constitute an Involuntary Termination Associated With a Change in Control, (i) the remaining period in the Term of Employment, if any, shall be considered to be creditable service for benefit accrual purposes, (ii) the amount of all unpaid salary amounts for the remaining period in the Term of Employment which would have been payable to Executive under Section 3.1 if he had continued employment shall be considered compensation taken into account, and (iii) the Target Bonus shall be considered compensation taken into account for any one or more of 2006, 2007 and 2008 for which no annual bonus (whether or not pursuant to Section 3.2) is paid in such year on account of Executive’s termination of employment. Such unpaid salary and any such Target Bonus shall be considered compensation taken into account in determining covered compensation and average compensation when such annual bonus would have otherwise have been payable had Executive’s employment continued.

2. That certain Employment and Change in Control Agreement, effective as of November 1, 2008, made between Massey Energy Company and Baxter F. Phillips, Jr., which provides in section 3.7 thereof special provisions relating to the Plan, is hereby designated as an Approved Employment Agreement for purposes of the Plan. The applicable provisions of such Approved Employment Agreement (capitalized terms are defined in the Employment Agreement) are as follows:

3.7 Pension Credit. The following rules shall apply in determining creditable service and compensation taken into account in determining covered compensation and average compensation for benefit accrual purposes under the defined benefit provisions of the Company’s non-qualified supplemental benefit plan (currently known as the A. T. Massey, Inc. Supplemental Benefit Plan). Multiple rules may apply depending on the circumstances, but no compensation shall be taken into account more than once. In each case, the annual salary paid pursuant to Section 3.1 (to the extent not otherwise taken into account) shall be considered compensation taken into account in determining covered compensation and average compensation when paid.

(a) Whether or not Executive’s employment by the Company continues through November 1, 2011, the annual bonus (if any) paid to Executive in 2009 for 2008, the annual bonus(es) paid (if any) in 2010 and 2011 under Section 3.2, and the long-term cash Retention Bonus Installment(s) paid under Section 3.5, shall be considered compensation taken into account in determining covered compensation and average compensation when paid.

(b) In the event either (i) Executive’s employment by the Company terminates prior to November 1, 2011 on account of death or Disability or (ii) an actual Change in Control occurs prior to November 1, 2011 during Executive’s continued employment by the Company, the long-term cash Retention Bonus Installment(s) paid under Section 3.5 shall be considered compensation taken into account in determining covered compensation and average compensation when paid.

(c) In the event Executive’s employment by the Company terminates during the Term of Employment under circumstances which constitute either an Involuntary Termination Associated With a Change in Control or an involuntary termination of employment by the Company for any reason other than for “Cause” (as defined in Section 19) or Disability, (i) the remaining period in the Term of Employment, if any, shall be considered to be creditable service for benefit accrual purposes, (ii) the amount of all unpaid salary amounts for the remaining period in the Term of Employment which would have been payable to Executive under Section 3.1 if he had continued employment shall be considered compensation taken into account, and (iii) the Target Bonus shall be considered compensation taken into account for any one or more of 2009, 2010 and 2011 for which no annual bonus (whether or not pursuant to Section 3.2) is paid in such year on account of Executive’s termination of employment. Such unpaid salary and any such Target Bonus shall be considered compensation taken into account in determining covered compensation and average compensation when such annual bonus would have otherwise have been payable had Executive’s employment continued.